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                            CARTER, LEDYARD & MILBURN
                               Counsellors at Law
                                  2 Wall Street
                            New York, New York 10005
                                    ---------

                                 (212) 732-3200
                               Fax (212) 732-3232


                                                              September 23, 1999


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

               Re: Pall Corporation

Ladies and Gentlemen:

     We have acted as counsel for Pall Corporation, a New York corporation (the "Corporation"), in connection with the adoption of its Employee Stock Purchase Plan (the "Plan"). The Plan provides for the offer and sale of up to 1,000,000 shares (the "Shares") of the common stock, $.10 par value per share, of the Corporation (the "Common Stock") and up to 1,000,000 Common Share Purchase Rights (the "Rights"). Section 14 of the Plan provides that the Shares may be purchased in the open market, or may be previously acquired treasury shares, authorized and unissued shares, or any combination of the foregoing. Each Right will be issued in connection with the issuance of one of the Shares and, prior to the Distribution Date (as defined in the Rights Agreement providing for the Rights), will be transferable with and only with, and will be evidenced by the certificate evidencing, such Share.

     We have examined the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and such other documents as we have deemed relevant as a basis for our opinion hereinafter expressed.

     Based on the foregoing, we are of the opinion that up to 1,000,000 authorized but previously unissued Shares and Rights which may be issued by the Corporation under the Plan, when issued and paid for in accordance with the terms of the Plan, will be legally issued, and such Shares will be fully-paid and non-assessable.






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     We hereby  consent  to the  filing of this  opinion  as an  exhibit  to the
Corporation's Registration Statement on Form S-8 for the Shares and the Rights.

     Heywood Shelley, counsel to this Firm, is a director of the Corporation.

                                            Very truly yours,


                                            /s/Carter, Ledyard & Milburn


HS:lrh





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